Filed by Intersil Corporation pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 14a-12 of the Securities Exchange Act of 1934

Subject Company: Elantec Semiconductor, Inc.
Commission File Number: 000-26690

FORWARD-LOOKING STATEMENTS
This communication contains forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are based upon Intersil Corporation's ("Intersil") and Elantec Semiconductor, Inc.'s ("Elantec") current expectations, estimates, beliefs, assumptions, and projections about Intersil's and Elantec's business and industry. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will," and variations of these words or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. Important risk factors that may cause such material differences for Intersil and Elantec in connection with Intersil's acquisition of Elantec include, but are not limited to: the risks inherent in acquisitions (including integration issues; costs and unanticipated expenditures; changing relationships with customers, suppliers, and strategic partners; potential contractual, employment, and intellectual property issues; risks of not securing regulatory approvals; accounting treatment and charges; and the risks that the acquisition cannot be completed successfully, or that the anticipated benefits of the acquisition are not realized); the recent economic slowdown; the rate at which consumers adopt small handheld Internet appliances, portable computing devices, and optical storage products in enterprises and in homes; the rate at which consumers purchase notebook computers and flat panel displays; the rate at which our present and future customers and end-users adopt Intersil's and Elantec's wireless access, communications analog, power management, optical storage, video display, other analog technologies and products; the timing, rescheduling or cancellation of significant customer orders; the loss of a key customer; the qualification, availability and pricing of competing products and technologies and the resulting effects on sales and pricing of our products; silicon wafer pricing and the availability and quality of foundry and assembly capacity and raw materials; the effectiveness of Intersil's and Elantec's expense and product cost control and reduction efforts; intellectual property disputes, customer indemnification claims, and other litigation risks; Intersil's and Elantec's ability to develop, market, and transition to volume production new products and technologies in a timely manner, as well as other risk factors. Intersil's recent Annual Reports on Form 10-K, and other Intersil and Elantec filings with the U.S. Securities and Exchange Commission ("SEC") (which you may obtain for free at the SEC's Web site at www.sec.gov) discuss some of the important risk factors that may affect our business, results of operations, and financial condition. These forward-looking statements are made only as of the date of this communication and Intersil and Elantec undertake no obligation to update or revise these forward-looking statements.

ADDITIONAL INFORMATION

In connection with their proposed merger, Intersil and Elantec will file a joint proxy statement/prospectus with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus and other documents filed by Intersil and Elantec at the SEC's Web site at http://www.sec.gov. and from Intersil or Elantec by directing such request to Intersil Corporation, General Counsel, 7585 Irvine Center Drive, Suite 100, Irvine, CA 92618, telephone: (949) 341-7041; or to Elantec Semiconductor, Inc., Attention: Corporate Secretary, 675 Trade Zone Boulevard, Milpitas, California 95035, Telephone: (408) 945-1323.

PARTICIPANTS IN SOLICITATION

Intersil and Elantec and their respective directors, executive officers and other members of their management and employees may be deemed to be participants in the solicitation of proxies from their respective stockholders in connection with the proposed merger. Information regarding Intersil's officers and directors is included in Intersil's Annual Report on Form 10-K for fiscal year 2001 filed, with the SEC on March 8, 2002, and a description of any interests that they have in the merger will be available in the joint proxy statement/prospectus to be filed by Intersil and Elantec. Information regarding Elantec's officers and directors is included in Elantec's Annual Report on Form 10-K for fiscal year 2001, filed with the SEC on December 26, 2001, and a description of any interests that they have in the merger will be available in the joint proxy statement/prospectus to be filed by Intersil and Elantec. The joint proxy statement/prospectus and such other documents may be obtained for free from the SEC's Web site and from Intersil or Elantec.

Filed by Intersil Corporation pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 14a-12 of the Securities Exchange Act of 1934

Subject Company: Elantec Semiconductor, Inc.
Commission File Number: 000-26690

FORWARD-LOOKING STATEMENTS
This communication contains forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are based upon Intersil Corporation's ("Intersil") and Elantec Semiconductor, Inc.'s ("Elantec") current expectations, estimates, beliefs, assumptions, and projections about Intersil's and Elantec's business and industry. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will," and variations of these words or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. Important risk factors that may cause such material differences for Intersil and Elantec in connection with Intersil's acquisition of Elantec include, but are not limited to: the risks inherent in acquisitions (including integration issues; costs and unanticipated expenditures; changing relationships with customers, suppliers, and strategic partners; potential contractual, employment, and intellectual property issues; risks of not securing regulatory approvals; accounting treatment and charges; and the risks that the acquisition cannot be completed successfully, or that the anticipated benefits of the acquisition are not realized); the recent economic slowdown; the rate at which consumers adopt small handheld Internet appliances, portable computing devices, and optical storage products in enterprises and in homes; the rate at which consumers purchase notebook computers and flat panel displays; the rate at which our present and future customers and end-users adopt Intersil's and Elantec's wireless access, communications analog, power management, optical storage, video display, other analog technologies and products; the timing, rescheduling or cancellation of significant customer orders; the loss of a key customer; the qualification, availability and pricing of competing products and technologies and the resulting effects on sales and pricing of our products; silicon wafer pricing and the availability and quality of foundry and assembly capacity and raw materials; the effectiveness of Intersil's and Elantec's expense and product cost control and reduction efforts; intellectual property disputes, customer indemnification claims, and other litigation risks; Intersil's and Elantec's ability to develop, market, and transition to volume production new products and technologies in a timely manner, as well as other risk factors. Intersil's recent Annual Reports on Form 10-K, and other Intersil and Elantec filings with the U.S. Securities and Exchange Commission ("SEC") (which you may obtain for free at the SEC's Web site at www.sec.gov) discuss some of the important risk factors that may affect our business, results of operations, and financial condition. These forward-looking statements are made only as of the date of this communication and Intersil and Elantec undertake no obligation to update or revise these forward-looking statements.

ADDITIONAL INFORMATION

In connection with their proposed merger, Intersil and Elantec will file a joint proxy statement/prospectus with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus and other documents filed by Intersil and Elantec at the SEC's Web site at http://www.sec.gov. and from Intersil or Elantec by directing such request to Intersil Corporation, General Counsel, 7585 Irvine Center Drive, Suite 100, Irvine, CA 92618, telephone: (949) 341-7041; or to Elantec Semiconductor, Inc., Attention: Corporate Secretary, 675 Trade Zone Boulevard, Milpitas, California 95035, Telephone: (408) 945-1323.

PARTICIPANTS IN SOLICITATION

Intersil and Elantec and their respective directors, executive officers and other members of their management and employees may be deemed to be participants in the solicitation of proxies from their respective stockholders in connection with the proposed merger. Information regarding Intersil's officers and directors is included in Intersil's Annual Report on Form 10-K for fiscal year 2001 filed, with the SEC on March 8, 2002, and a description of any interests that they have in the merger will be available in the joint proxy statement/prospectus to be filed by Intersil and Elantec. Information regarding Elantec's officers and directors is included in Elantec's Annual Report on Form 10-K for fiscal year 2001, filed with the SEC on December 26, 2001, and a description of any interests that they have in the merger will be available in the joint proxy statement/prospectus to be filed by Intersil and Elantec. The joint proxy statement/prospectus and such other documents may be obtained for free from the SEC's Web site and from Intersil or Elantec.

Filed by Intersil Corporation pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 14a-12 of the Securities Exchange Act of 1934

Subject Company: Elantec Semiconductor, Inc.
Commission File Number: 000-26690

FORWARD-LOOKING STATEMENTS
This communication contains forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are based upon Intersil Corporation's ("Intersil") and Elantec Semiconductor, Inc.'s ("Elantec") current expectations, estimates, beliefs, assumptions, and projections about Intersil's and Elantec's business and industry. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will," and variations of these words or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. Important risk factors that may cause such material differences for Intersil and Elantec in connection with Intersil's acquisition of Elantec include, but are not limited to: the risks inherent in acquisitions (including integration issues; costs and unanticipated expenditures; changing relationships with customers, suppliers, and strategic partners; potential contractual, employment, and intellectual property issues; risks of not securing regulatory approvals; accounting treatment and charges; and the risks that the acquisition cannot be completed successfully, or that the anticipated benefits of the acquisition are not realized); the recent economic slowdown; the rate at which consumers adopt small handheld Internet appliances, portable computing devices, and optical storage products in enterprises and in homes; the rate at which consumers purchase notebook computers and flat panel displays; the rate at which our present and future customers and end-users adopt Intersil's and Elantec's wireless access, communications analog, power management, optical storage, video display, other analog technologies and products; the timing, rescheduling or cancellation of significant customer orders; the loss of a key customer; the qualification, availability and pricing of competing products and technologies and the resulting effects on sales and pricing of our products; silicon wafer pricing and the availability and quality of foundry and assembly capacity and raw materials; the effectiveness of Intersil's and Elantec's expense and product cost control and reduction efforts; intellectual property disputes, customer indemnification claims, and other litigation risks; Intersil's and Elantec's ability to develop, market, and transition to volume production new products and technologies in a timely manner, as well as other risk factors. Intersil's recent Annual Reports on Form 10-K, and other Intersil and Elantec filings with the U.S. Securities and Exchange Commission ("SEC") (which you may obtain for free at the SEC's Web site at www.sec.gov) discuss some of the important risk factors that may affect our business, results of operations, and financial condition. These forward-looking statements are made only as of the date of this communication and Intersil and Elantec undertake no obligation to update or revise these forward-looking statements.

ADDITIONAL INFORMATION

In connection with their proposed merger, Intersil and Elantec will file a joint proxy statement/prospectus with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus and other documents filed by Intersil and Elantec at the SEC's Web site at http://www.sec.gov. and from Intersil or Elantec by directing such request to Intersil Corporation, General Counsel, 7585 Irvine Center Drive, Suite 100, Irvine, CA 92618, telephone: (949) 341-7041; or to Elantec Semiconductor, Inc., Attention: Corporate Secretary, 675 Trade Zone Boulevard, Milpitas, California 95035, Telephone: (408) 945-1323.

PARTICIPANTS IN SOLICITATION

Intersil and Elantec and their respective directors, executive officers and other members of their management and employees may be deemed to be participants in the solicitation of proxies from their respective stockholders in connection with the proposed merger. Information regarding Intersil's officers and directors is included in Intersil's Annual Report on Form 10-K for fiscal year 2001 filed, with the SEC on March 8, 2002, and a description of any interests that they have in the merger will be available in the joint proxy statement/prospectus to be filed by Intersil and Elantec. Information regarding Elantec's officers and directors is included in Elantec's Annual Report on Form 10-K for fiscal year 2001, filed with the SEC on December 26, 2001, and a description of any interests that they have in the merger will be available in the joint proxy statement/prospectus to be filed by Intersil and Elantec. The joint proxy statement/prospectus and such other documents may be obtained for free from the SEC's Web site and from Intersil or Elantec.

Filed by Intersil Corporation pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 14a-12 of the Securities Exchange Act of 1934

Subject Company: Elantec Semiconductor, Inc.
Commission File Number: 000-26690

FORWARD-LOOKING STATEMENTS
This communication contains forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are based upon Intersil Corporation's ("Intersil") and Elantec Semiconductor, Inc.'s ("Elantec") current expectations, estimates, beliefs, assumptions, and projections about Intersil's and Elantec's business and industry. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will," and variations of these words or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. Important risk factors that may cause such material differences for Intersil and Elantec in connection with Intersil's acquisition of Elantec include, but are not limited to: the risks inherent in acquisitions (including integration issues; costs and unanticipated expenditures; changing relationships with customers, suppliers, and strategic partners; potential contractual, employment, and intellectual property issues; risks of not securing regulatory approvals; accounting treatment and charges; and the risks that the acquisition cannot be completed successfully, or that the anticipated benefits of the acquisition are not realized); the recent economic slowdown; the rate at which consumers adopt small handheld Internet appliances, portable computing devices, and optical storage products in enterprises and in homes; the rate at which consumers purchase notebook computers and flat panel displays; the rate at which our present and future customers and end-users adopt Intersil's and Elantec's wireless access, communications analog, power management, optical storage, video display, other analog technologies and products; the timing, rescheduling or cancellation of significant customer orders; the loss of a key customer; the qualification, availability and pricing of competing products and technologies and the resulting effects on sales and pricing of our products; silicon wafer pricing and the availability and quality of foundry and assembly capacity and raw materials; the effectiveness of Intersil's and Elantec's expense and product cost control and reduction efforts; intellectual property disputes, customer indemnification claims, and other litigation risks; Intersil's and Elantec's ability to develop, market, and transition to volume production new products and technologies in a timely manner, as well as other risk factors. Intersil's recent Annual Reports on Form 10-K, and other Intersil and Elantec filings with the U.S. Securities and Exchange Commission ("SEC") (which you may obtain for free at the SEC's Web site at www.sec.gov) discuss some of the important risk factors that may affect our business, results of operations, and financial condition. These forward-looking statements are made only as of the date of this communication and Intersil and Elantec undertake no obligation to update or revise these forward-looking statements.

ADDITIONAL INFORMATION

In connection with their proposed merger, Intersil and Elantec will file a joint proxy statement/prospectus with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus and other documents filed by Intersil and Elantec at the SEC's Web site at http://www.sec.gov. and from Intersil or Elantec by directing such request to Intersil Corporation, General Counsel, 7585 Irvine Center Drive, Suite 100, Irvine, CA 92618, telephone: (949) 341-7041; or to Elantec Semiconductor, Inc., Attention: Corporate Secretary, 675 Trade Zone Boulevard, Milpitas, California 95035, Telephone: (408) 945-1323.

PARTICIPANTS IN SOLICITATION

Intersil and Elantec and their respective directors, executive officers and other members of their management and employees may be deemed to be participants in the solicitation of proxies from their respective stockholders in connection with the proposed merger. Information regarding Intersil's officers and directors is included in Intersil's Annual Report on Form 10-K for fiscal year 2001 filed, with the SEC on March 8, 2002, and a description of any interests that they have in the merger will be available in the joint proxy statement/prospectus to be filed by Intersil and Elantec. Information regarding Elantec's officers and directors is included in Elantec's Annual Report on Form 10-K for fiscal year 2001, filed with the SEC on December 26, 2001, and a description of any interests that they have in the merger will be available in the joint proxy statement/prospectus to be filed by Intersil and Elantec. The joint proxy statement/prospectus and such other documents may be obtained for free from the SEC's Web site and from Intersil or Elantec.